Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

INTEGRATED SECURITY SYSTEMS, INC.

(Pursuant to Section 242 of the General

Corporation Law of the State of Delaware)

Integrated Security Systems, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware, as amended (the “Corporation”), does hereby certify that:

1.

The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 18, 1991.

2.

The Corporation’s Certificate of Incorporation, as amended, is hereby amended to decrease the total number of authorized shares of the Corporation by deleting Article FOURTH in its entirety and substituting the following in lieu thereof:

“FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 57,000,000 shares, of which 56,250,000 shares shall be Common Stock, par value $0.01 per share (“Common Stock”), and 750,000 shares shall be Preferred Stock, par value $0.01 per share (“Preferred Stock”).”

3.

The Board of Directors of the Corporation duly adopted resolutions setting forth the above-referenced amendment, declaring such amendment to be advisable, and calling for a vote of the stockholders of the Corporation on such amendment.

4.

Pursuant to a resolution of the Corporation’s Board of Directors, a special meeting of the stockholders was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware and at such meeting, the stockholders of the Corporation voted in favor of, approved and adopted the foregoing proposed amendment of the Certificate of Incorporation of the Corporation.

5.

The foregoing amendment of the Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Dated:  May 10, 2011

INTEGRATED SECURITY SYSTEMS, INC.

By:	/s/ Russell Cleveland
Russell Cleveland
Chairman and Chief Executive Officer

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